Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 dated as of February 25, 2021 (this “Amendment”) to that certain Employment Agreement dated as of December 27, 2019 by and between Steven Madden, Ltd., a Delaware Corporation (the “Company”) and Awadhesh Sinha (the “Executive”), as amended.

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of December 27, 2019 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Original Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Sections 1 and 2 of the Employment Agreement are hereby amended, as follows:

(i)	Effective January 1, 2022, you shall devote 3-4 days per week (70%) to the performance of your duties.
(ii)	Effective January 1, 2023, your title shall change to “Senior Advisor” and you shall perform executive-level duties as reasonably assigned by the Chief Executive Officer of the Company. This role shall be part-time, approximately 1-2 days per week (30%).

2.	Section 3 of the Employment Agreement is hereby amended to extend the Term through and including December 31, 2023 (the “Term”).

3.	Section 4 of the Employment Agreement is hereby amended as follows:

(i)	Section 4.1, add the following: “(iii) For the calendar year 2022, Five Hundred Thousand Dollars ($500,000); and (iv) For the calendar year 2023, Three Hundred Thousand Dollars ($300,000)”.
(ii)	Section 4.4 shall be deleted in its entirety and replaced with the following: “Performance Bonus. In respect of each of 2020, 2021 and 2022, the Company shall pay to the Executive a bonus (payable on or about March 15 of the following year) equal to two percent (2%) of the increase in the Company’s EBITDA for such fiscal year over the EBITDA of the immediately prior fiscal year as derived from the financial statements of the Company for such fiscal year. If any business is acquired after the date hereof, EBITDA from the acquired business shall be included in the bonus calculation starting with the first full quarter under Company ownership, provided that the prior year’s EBITDA shall likewise be adjusted to include EBITDA from the acquired business for comparable quarters in the prior year on a pro forma basis assuming the Company had owned the business. Notwithstanding the foregoing, bonuses earned shall be capped as follows: (i) For 2021 performance, the bonus shall not exceed Four Hundred and Fifty Thousand Dollars ($450,000); and (ii) For 2022 performance, the bonus shall not exceed Two Hundred Thousand Dollars ($200,000). You shall not be eligible to earn a bonus for 2023 performance.”

4.	Except as hereinabove modified, the parties shall continue to be bound by all of the terms and provisions of the Original Agreement, and in all other respects, the Original Agreement, as amended hereby, shall remain in full force and effect in accordance with the terms thereof. A copy of this Amendment signed electronically by .pdf shall be deemed an original.

STEVEN MADDEN, LTD.

Signature:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld, CEO

EXECUTIVE

Counter-signature:	/s/ Awadhesh Sinha
Awadhesh Sinha